Exhibit 99.1

News Release
Community Healthcare Trust Incorporated Announces Closing of Public Offering of Common Stock

FRANKLIN, TN, April 12, 2016 (PR Newswire) - Community Healthcare Trust Incorporated (NYSE:CHCT) (the “Company”) announced today the closing of its underwritten public offering of 4,500,000 shares of its common stock at a public offering price per share of $17.75 for net proceeds of approximately $75 million after deducting the underwriting discount and commissions and estimated offering expenses payable by the Company. The Company has also granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock.

The Company contributed the net proceeds to Community Healthcare OP, LP, its operating partnership, which in turn intends to use the net proceeds to fund pending acquisitions and repay in full outstanding borrowings under the Company's revolving credit facility.

Sandler O'Neill + Partners, L.P., Evercore ISI and SunTrust Robinson Humphrey acted as joint book-running managers for the offering. BB&T Capital Markets, a division of BB&T Securities, LLC, Janney Montgomery Scott LLC, and Oppenheimer & Co. Inc. acted as co-lead managers for the offering.

A registration statement on Form S-11 relating to the shares of common stock was declared effective by the Securities and Exchange Commission. The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Flr., New York, New York 10020, Attention: Prospectus Department, or by calling toll-free 1-866-805-4128, or by email at syndicate@sandleroneill.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Community Healthcare Trust Incorporated

Community Healthcare Trust is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States. The Company has investments of approximately $178.6 million in 46 real estate properties as of March 31, 2016, located in 18 states and total approximately 1,021,000 square feet.

Please contact the Company at 615-771-3052 to request a printed copy of this information.

Cautionary Note Regarding Forward-Looking Statements
In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks and uncertainties are discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein which speak only as of the date hereof. The Company undertakes no obligation to update forward-looking statements, whether as the result of new information, future developments, or otherwise, except as may be required by law.

CONTACT: W. Page Barnes, 615-771-3052
SOURCE: Community Healthcare Trust Incorporated

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